EXHIBIT 99.1

TBA ENTERTAINMENT ENTERS INTO EXCLUSIVE NEGOTIATIONS

NASHVILLE, Tenn., (February 10, 2004) -— TBA Entertainment Corporation (AMEX: TBA) announced today that it has entered into exclusive negotiations with a company affiliated with Irving Azoff and certain other parties for the acquisition of TBA. There can be no assurance that the parties will enter into a definitive agreement for the acquisition of TBA or what the terms of any such acquisition will be. However, it is likely that the acquisition, if completed, will be at a price no greater than, and will be possibly less than, the current market price of TBA common stock of $0.90 per share. TBA chose to postpone its annual meeting of stockholders, intended to be held in November 2003, as a result of the ongoing negotiations involving a possible sale of the company. TBA will hold a meeting of stockholders following execution of definitive agreements or following termination of discussions. TBA does not intend to make any further disclosures regarding a possible transaction until the earlier of the execution of definitive agreements or termination of discussions.